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                                                                   EXHIBIT 8(c)

                               AMENDMENT NO. 2 TO
                                CUSTODY AGREEMENT


                 WHEREAS, MUNICIPAL FUND FOR NEW YORK INVESTORS, INC., a Maryland corporation (the "Fund"), and PROVIDENT NATIONAL BANK, a national banking association ("Provident"), are parties to a Custody Agreement dated July 20, 1983 (the "Agreement"); and

                 WHEREAS, the parties wish to amend the Agreement to authorize the Fund's custodian to use central securities depositories and to permit the custodian to utilize book-entry systems in holding the Fund's assets;

                 NOW, THEREFORE, the undersigned hereby agree, intending to be legally bound, that effective immediately the Agreement shall be amended to provide as follows:

                 A. The following paragraph is hereby added to the Agreement as Paragraph 3(e):

                 "Book-Entry System". As used in this Agreement, the term "Book-Entry System" means the Federal Reserve/Treasury book-entry system for United States and federal agency securities, its successor or successors and its nominee or nominees and any book-entry system maintained by a clearing agency registered with the Securities and Exchange Commission under Section 17A of the Securities Exchange Act of 1934.

                 B. Paragraph 6. of the Agreement should be amended and restated in its entirety as follows:

                          6. Receipt of Securities. (a) Except as provided in sub-Paragraph (c) below, Provident shall hold and physically segregate in a separate account identifiable at all times from those of any other persons, firms, or corporations, all securities and non-cash property received by it for the account of the Fund. All such securities and non-cash property are to be held or disposed of by Provident for the Fund pursuant to the terms of this Agreement. In the absence of Written Instructions accompanied by a certified resolution of the Fund's Board of Directors authorizing the specific transaction, Provident shall have no power or authority to withdraw, deliver, assign, hypothecate, pledge or otherwise dispose of any such securities and investments except in accordance with the express terms provided for in this Agreement. In no case may any director, officer, employee or agent of the Fund withdraw any securities. In connection with its duties under this Paragraph 6, Provident may





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                 at its own expense, enter into subcustodian agreements with other banks or trust companies for the receipt of certain securities and cash to be held by Provident for the account of the Fund pursuant to this Agreement; provided that each such bank or trust company has an aggregate capital, surplus and undivided profits, as shown by its last published report, of not less than five hundred thousand dollars ($500,000) and that such bank or trust company agrees with Provident to comply with all relevant provisions of the 1940 Act and applicable rules and regulations thereunder. Provident shall remain responsible for the performance of all of its duties under this Agreement and shall hold the Fund harmless from the acts and omissions of any bank or trust company that it might choose pursuant to this Paragraph 6.

                          (b) Promptly after the close of business each day, Provident shall furnish the Fund with confirmation and a summary of all transfers to or from the account of the Fund during said day. Where securities are transferred to an account of the Fund established pursuant to sub-Paragraph (c) hereof, Provident shall also by book-entry or otherwise identify as belonging to the Fund the quantity of securities in a fungible bulk of securities registered in the name of Provident (or its nominee) or shown in Provident's account on the books of the Book-Entry System. At least monthly and from time to time, Provident shall furnish the Fund with a detailed statement of the Property held for the Fund under this Agreement.

                          (c) The Fund shall deliver to Provident a certified resolution of the Board of Directors of the Fund approving, authorizing and instructing Provident on a continuous and on-going basis, until instructed to the contrary by Oral or Written Instructions actually received by Provident, to deposit in the Book-Entry System all securities of the Fund eligible for deposit therein and to utilize the Book-Entry System to the extent possible in connection with settlements of purchases and sales of securities by the Fund, and deliveries and returns of securities collateral in connection with borrowings. Without limiting the generality of such use, it is agreed that the following provisions shall apply thereto:

                            (i) Securities and any cash of the Fund deposited in the Book-Entry System will at all times be segregated from any assets and cash controlled by Provident in other than a fiduciary or custodian capacity but may be commingled with other assets held




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                 in such capacities.  Provident will pay out money only upon receipt of securities and will deliver securities only upon the receipt of money.

                           (ii) All books and records maintained by Provident which relate to the Fund's participation in the Book- Entry System will at all times during Provident's regular business hours be open to the inspection of the Fund's duly authorized employees or agents, and the Fund will be furnished with all information in respect of the services rendered to it as it may require.

                          (iii) Provident will provide the Fund with copies of any report obtained by Provident on the system of internal accounting control of the Book-Entry System promptly after receipt of such a report by Provident. Provident will also provide the Fund with such reports on its own system of internal control as the Fund may reasonably request from time to time.

                 Except as expressly amended and modified hereby, all provisions of the Agreement shall remain in full force and effect.

                 IN WITNESS WHEREOF, the parties have executed this Amendment No. 2 as of the 30th day of October, 1985.



[SEAL]                                     MUNICIPAL FUND FOR NEW YORK
                                           INVESTORS, INC.


Attest:/s/ Morgan R. Jones                 By:/s/ Edward J. Roach
       ----------------------                 ---------------------------
                                              Title:  Vice President


[SEAL]                                     PROVIDENT NATIONAL BANK


Attest:                                    By:  John W. McLaughlin
       ---------------------                  ---------------------------
                                              Title:





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